Exhibit 5.1

March 22, 2021

Medical Properties Trust, Inc.

MPT Operating Partnership, L.P.

MPT Finance Corporation

1000 Urban Center Drive, Suite 501

Birmingham, AL 35242

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File Nos. 333-229103, 333-299103-01 and 333-299103-02) (as amended or supplemented, the “Registration Statement”) filed on December 31, 2018 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer of, among other securities, (i) debt securities (the “Debt Securities”) of MPT Operating Partnership, L.P., a Delaware limited partnership (the “Company”), and MPT Finance Corporation, a Delaware corporation (together with the Company, the “Issuers”) and (ii) the guarantees of the Debt Securities by Medical Properties Trust, Inc., a Maryland corporation (the “Guarantor”). The Registration Statement became effective upon filing with the Commission on December 31, 2018.

Reference is made to our opinion letter dated December 31, 2018 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on March 19, 2021 by the Issuers and the Guarantor with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offer of £500,000,000 in aggregate principal amount of the Issuers’ 2.500% Senior Notes due 2026 (the “2026 Notes”), £350,000,000 in aggregate principal amount of the Issuers’ 3.375% Senior Notes due 2030 (the “2030 Notes” and, together with the 2026 Notes, the “Notes”), the guarantee of the 2026 Notes by the Guarantor (the “2026 Notes Guarantee”) and the guarantee of the 2030 Notes by the Guarantor (the “2030 Notes Guarantee” and, together with the 2026 Notes Guarantee, the “Notes Guarantees”).

The Notes and the Notes Guarantees are being sold to the several underwriters named in, and pursuant to, an underwriting agreement, dated March 17, 2021, among the Issuers, the Guarantor and Goldman Sachs & Co. LLC, Barclays Bank PLC, J.P. Morgan Securities plc and Merrill Lynch International, as representatives of the several underwriters named therein (the “Underwriting Agreement”).

Medical Properties Trust, Inc.

MPT Operating Partnership, L.P.

MPT Finance Corporation

March 22, 2021

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Issuers and the Guarantor.

We refer to the Seventeenth Supplemental Indenture, which is anticipated to be dated on or about March 24, 2021 and entered into by the Issuers, the Guarantor and Wilmington Trust, National Association, as trustee (the “Trustee”), establishing the terms of the 2026 Notes and the 2026 Notes Guarantee, in a form consistent with that authorized by the Issuers and the Guarantor (the “2026 Notes Supplemental Indenture”). The 2026 Notes Supplemental Indenture will amend and supplement the Indenture, dated as of October 10, 2013, by and among the Issuers, the Guarantor, certain subsidiaries of the Guarantor and the Trustee (the “Base Indenture”). We refer to the Base Indenture, as amended and supplemented by the 2026 Notes Supplemental Indenture as the “2026 Notes Indenture.”

We refer to the Eighteenth Supplemental Indenture, which is anticipated to be dated on or about March 24, 2021 and entered into by the Issuers, the Guarantor and the Trustee, establishing the terms of the 2030 Notes and the 2030 Notes Guarantee, in a form consistent with that authorized by the Issuers and the Guarantor (the “2030 Notes Supplemental Indenture”). The 2030 Notes Supplemental Indenture will amend and supplement the Base Indenture. We refer to the Base Indenture, as amended and supplemented by the 2030 Notes Supplemental Indenture as the “2030 Notes Indenture.”

We refer to the 2026 Notes Indenture, the 2030 Notes Indenture, the Notes and the Notes Guarantees as the “Subject Documents.”

In our examination of the Subject Documents and other documents relevant to the opinions set forth below, we have assumed, without independent verification, (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity and completeness of all Subject Documents and other relevant documents submitted to us as originals, (iv) the conformity to originals of any Subject Documents and other relevant documents submitted to us as copies or by facsimile or other means of electronic transmission and (v) the truth, accuracy and completeness of information, representations and warranties contained in the Subject Documents and other relevant documents. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and action by governmental agencies covered by this opinion letter, unless a reported decision of a court in the relevant jurisdiction has held otherwise.

The opinions set forth below are limited to the Maryland General Corporation Law, the Delaware General Corporation Law, the Delaware Revised Uniform Limited Partnership Act and the law of New York (without regard to the possible application under New York choice-of-law rules of the substantive law of any other jurisdiction).

Medical Properties Trust, Inc.

MPT Operating Partnership, L.P.

MPT Finance Corporation

March 22, 2021

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

(1) Upon the due execution and delivery of the 2026 Notes Supplemental Indenture by each of the parties thereto and the execution, authentication and issuance of the 2026 Notes against payment therefor pursuant to the Underwriting Agreement and in accordance with the terms of the 2026 Notes Indenture, the 2026 Notes will be valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

(2) Upon the due execution and delivery of the 2030 Notes Supplemental Indenture by each of the parties thereto and the execution, authentication and issuance of the 2030 Notes against payment therefor pursuant to the Underwriting Agreement and in accordance with the terms of the 2030 Notes Indenture, the 2030 Notes will be valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

(3) Upon the due execution and delivery of the 2026 Notes Supplemental Indenture by each of the parties thereto, the execution, authentication and issuance of the 2026 Notes against payment therefor pursuant to the Underwriting Agreement and in accordance with the terms of the 2026 Notes Indenture and the execution and issuance of the 2026 Notes Guarantee in accordance with the terms of the 2026 Notes Indenture, the 2026 Notes Guarantee will be a valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms.

(4) Upon the due execution and delivery of the 2030 Notes Supplemental Indenture by each of the parties thereto, the execution, authentication and issuance of the 2030 Notes against payment therefor pursuant to the Underwriting Agreement and in accordance with the terms of the 2030 Notes Indenture and the execution and issuance of the 2030 Notes Guarantee in accordance with the terms of the 2030 Notes Indenture, the 2030 Notes Guarantee will be a valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms.

The opinions set forth above are subject to the following additional qualifications:

(i) Our opinions set forth above as to enforceability are subject to and limited by the effect of any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

(ii) Without limiting the qualification in clause (i) above, we express no opinion with respect to: (a) the Guarantor being primarily liable rather than liable as a surety; (b) the waiver of modifications of any guaranteed obligation to the extent such modifications constitute a novation; or (c) the election of remedies that may impair the subrogation or reimbursement rights of the Guarantor against the principal obligor or otherwise prejudice the Guarantor without its consent.

Medical Properties Trust, Inc.

MPT Operating Partnership, L.P.

MPT Finance Corporation

March 22, 2021

(iii) We express no opinion with respect to any provision of any of the Subject Documents relating to: (a) non-reliance, exculpation, disclaimer, limitation of liability, indemnification, contribution, waiver, limitation or exclusion of remedies; (b) liquidated damages, forfeitures, default interest, late charges, make-whole premiums, payment of attorneys’ fees, collection upon acceleration of amounts that might be determined to constitute unearned interest thereon, or other economic remedies, in each case to the extent it constitutes a penalty or is prohibited by law; (c) concepts of materiality, reasonableness, good faith, fair dealing or unconscionability; (d) governing law (except for the enforceability of any provision choosing New York law as a Subject Document’s governing law pursuant to the statutes referred to in paragraph (iv) below); (e) the waiver of the right to trial by jury or of usury, stay, extension and similar laws; (f) rights or remedies not being exclusive, not preventing the concurrent assertion of any other right or remedy, being cumulative and exercisable in addition to any other right and remedy, or any delay or omission to exercise any right or remedy not impairing any right or remedy or not constituting a waiver thereof; (g) any obligation or agreement to use best efforts, reasonable best efforts or commercially reasonable efforts; (h) any requirement that a party take further action or enter into further agreements or instruments or provide further assurances; (i) any requirement that amendments or waivers be in writing insofar as they suggest that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply; (j) service of process by any method not provided for under applicable statute or court rule; and (k) the severability of any provisions to the foregoing effect to the extent such provisions are unenforceable.

(iv) To the extent that any opinion set forth herein relates to the enforceability of the choice of New York law, selection of a New York forum or exclusive jurisdiction provisions in any of the Subject Documents, such opinion is rendered solely in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2010) and N.Y. CPLR 327(b) (McKinney 2010) and is subject to the qualifications that such enforceability may be limited by public policy or other considerations of any jurisdiction, other than the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought and by constitutional limitations. With respect to waiving any objection to venue our opinion is qualified in its entirety by N.Y. CPLR 510 (McKinney 2010). We call your attention that courts of the State of New York, or federal courts of the United States of America located in New York, could decline to hear a case on grounds of forum non conveniens or similar doctrines limiting the availability of such courts as a forum for the resolution of disputes, irrespective of any agreement between the parties concerning jurisdiction. We express no opinion as to (i) any waiver of objections based on inconvenient forum or (ii) venue or the subject matter jurisdiction of the federal courts of the United States.

(v) Our opinions set forth above do not cover, without limitation, the following: the Defense Production Act of 1950, as amended, and the Foreign Investment Risk Review Modernization Act of 2018, including all implementing regulations thereunder, banking, tax, antitrust, trade regulation, anti-fraud or unfair competition laws; insolvency or fraudulent transfer; compliance with fiduciary duty requirements; pension or employee benefits;

Medical Properties Trust, Inc.

MPT Operating Partnership, L.P.

MPT Finance Corporation

March 22, 2021

environmental or energy laws; Financial Industry Regulatory rules; stock exchange rules; consumer protection laws; utilities laws; foreign trade, national security, anti-terrorism, anti-money laundering laws; laws regulating swap transactions and similar derivatives; laws regulating investment and brokerage services; or other laws customarily understood to be excluded even though they are not expressly stated to be excluded, except to the extent expressly covered.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Guarantor’s and the Company’s combined Current Report on Form-8-K, dated March 22, 2021, which is incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Goodwin Procter LLP GOODWIN PROCTER LLP

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